EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter "Agreement") is made and entered into this 15 day of December, 2005 (Effective Date) by and between Logistical Support, LLC, with its principal place of business at 19734 Dearborn Street, Northridge, California and its subsidiaries, affiliates, successors or assigns (hereinafter collectively referred to herein as "Company") and Mr. Bruce Littell, an individual residing in California (hereinafter the "Executive").

Company and Executive desire to continue the existing employment relationship but the continuation of such employment shall be pursuant to the terms and conditions set forth below. This Employment Agreement supersedes any other representations or agreements, whether oral or written.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows

SECTION 1. TERM OF EMPLOYMENT:

1.1 The Company hereby agrees to continue to employ Executive, and Executive hereby accepts the continuation of his employment with the Company, upon the terms set forth in this Agreement, for the period commencing on January 1, 2006 (the "Commencement Date") and ending on December 31, 2007 ("Term"), unless sooner terminated pursuant to the provisions set forth below.

1.2 The Term will be automatically extended for additional two-year terms unless Executive is notified in writing by the Company at least 30 days prior to the expiration of the Term that this Agreement will not be renewed and that employment will cease upon expiration of the then current Term, or unless employment of Executive has been earlier terminated pursuant to the provisions in this Agreement.

SECTION 2. TITLE, CAPACITY, DUTIES AND OBLIGATIONS OF EXECUTIVE

2.1 Executive shall serve as Chief Executive Officer (CEO) of the Company. The Executive shall be based at the Company's headquarters in Chatsworth, California. The Executive shall, subject to sole and absolute discretion and direction of the of the Members (the "Members"), have general charge and supervision of the business and operations of the Company. The Executive shall, in the capacity of CEO perform such other duties and shall have such other powers as the Members may, in their sole and absolute discretion, from time to time prescribe.

2.2 Executive hereby accepts such employment and agrees to faithfully and legally undertake all of the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. Executive agrees to perform his duties faithfully, diligently

and to the best of his ability, consistent with the highest and best standards of the industry and in compliance with all applicable laws, ordinances, statutes and regulations relating to the conduct of the business of Company and shall devote substantially his entire business time, and his full time attention and energies to the business and interests of the Company during the Term. Executive agrees and understands that Executive shall not hold or accept additional employment outside of the employment with Company without the prior written approval of the Chairman of the Board of Directors of Company.

2.3 Executive shall be entitled to devote a reasonable amount of time to personal, civic, and other activities (including service on boards of directors) to the extent that they do not interfere in any material respect with the Executive's obligations to the Company or create any potential, implied or actual conflict of interest.

2.4 Policies & Procedures: Executive's employment shall also be governed by the policies, procedures, terms and benefits as may be set forth in the Company's Employee Handbook, operations manual and any other written documentation presented to Executive by Company.

SECTION 3. COMPENSATION:

The Company shall pay the Executive an annual base salary of $300,000 for the one-year period commencing on the Effective Date. Thereafter, should this Agreement be renewed, such salary shall be reviewed annually and may be increased or decreased as determined in the sole and absolute discretion, from time to time, by the Board.

SECTION 4. BENEFITS

4.1 Major Medical Benefits: Executive shall be eligible to participate in the Company sponsored major medical insurance coverage for Executive subject to any and all eligibility requirements of the Plan to include major medical, dental and life insurance. Such insurance benefits shall be paid 100% by the company on behalf of Executive and any dependents. Details of the plan, premiums and coverage for dependents will be provided.

If Executive obtains any other insurance coverage, Executive may be entitled to reimbursement of the costs of the premium of any such other insurance coverage upon written approval by the Board.

4.2 Vacation. The Executive shall be entitled to four (4) weeks paid vacation per year to be taken at such times as may be approved by the Board or its designee. The Executive shall be entitled to carry forward from year to year unused vacation days and shall be entitled to compensation therefore upon termination of employment.

4.3 Auto Allowance: Executive shall be provided an automobile at the full expense of the Company, including insurance, maintenance, monthly lease payments and any other expense incurred in the operation of the vehicle.

4.4 Executive shall be entitled to participate in all bonus and benefit programs that the Company may at any time establish and makes available to its employees or executives, if any, to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate, including, but not limited to health insurance and life insurance

4.5 ~~Modification, Rescission of Benefits: Nothing herein shall imply that the Company may not reduce, eliminate or modify or rescind any or all of the existing benefits provided or made available to Employee.~~

4.6 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other necessary expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

SECTION 5. TERMINATION

Employee's employment with the Company may be terminated under any of the following provisions:

5.1 Without Cause. Upon 30 days' advance written notice given by either party, either party may terminate this Agreement without cause or reason. If the termination is by the Company, the Company shall pay to Executive the full salary and benefits the Executive would have otherwise received had he remained employed with the Company for the duration of the Term then in effect and only the Term then in effect..

5.2 Upon the Death or Disability of the Executive. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days other period, whether or not consecutive, during any 360-day period, to perform the full time duties and obligations required of Executive under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. "Perform the duties" shall be as determined by the Board of Directors.

5.3 Termination by the Company for Cause: The Company may terminate Employee's employment under this Agreement "for cause". For purposes of this agreement "for cause" shall mean:

(i) Any conduct by Executive constituting an act of gross negligence, or willful or intentional misconduct in connection with the performance of his duties,

including without limitation, misappropriation of funds or property of the Company, its affiliates, subsidiaries, successors and assigns;

(ii) The Executive's material breach of this Agreement and/or any willful or deliberate non performance by Executive of the duties required under the terms of this Agreement, where such non performance has continued for more than 15 days following written notice of such non performance from the Company;

(iii) The Employee's refusal or failure to follow lawful directives of the Company;

(iv) A breach by the Executive of any of the provisions of this Agreement; or

(v) A violation by the Executive of the policies of the Company or willful breach or habitual neglect of his duties and obligations under this Agreement,;

(vi) Conviction of the Executive for, or the entry by the Executive of a plea of nolo contendere to (a) any crime constituting a felony in the jurisdiction in which committed, (b) any crime involving moral turpitude (whether or not a felony) or (c) any other criminal act against the Company involving dishonesty or willful misconduct intended to injure the Company; or

(vii) The cessation of business, or the closing of the Company under order of regulatory authorities or any other governmental regulator of competent jurisdiction.

(ix) Substance abuse by the Executive which is repeated after written notice to the Executive identifying such abuse;

(x) Indictment of the Executive for a felony violation of the federal securities laws.

5.4 Return of Company Documents: Executive agrees that at the time of separation of employment with the Company Executive will deliver to the Company (and will not keep in Employee's possession, recreate or deliver to anyone else) any and all records, manuals, data, notes, reports, proposals, lists, correspondence, specifications, drawings, materials, equipment, documents or property, or reproductions of any aforementioned items in the possession, custody or control of, or developed by Employee, in whatever form maintained, during employment with the Company or otherwise belonging to the Company, its successors or assigns. Upon separation of employment, Executive shall be required to sign and deliver the "Termination Certificate" attached hereto as Exhibit A.

SECTION 6. COMPENSATION UPON SEPARATION:

(a) Termination for Cause. In the event the Executive's employment is terminated for cause pursuant to Section 5, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 3 and 4 through the last day of his actual employment by the Company.

(b) Termination for Death or Disability. If the Executive's employment is terminated by death or because of disability the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation and benefits which would otherwise be payable to the Executive during the remaining portion of the then current Term, when due under this Agreement .

(c) Termination Without Cause: Executive shall be entitled to severance in the sum of two year's salary then in effect at the time of the Termination. Such severance payment shall be paid to Executive in a lump sum payment, subject to all standard state and federal tax withholdings.

SECTION 7. GENERAL PROVISIONS

7.1 Governing Law. This Agreement will be governed by and constructed in accordance with the laws of the State of California.

7.2 Consent to Personal Jurisdiction and Venue: Executive expressly consents to the personal jurisdiction of the state or federal courts located in the Central District of California for any claims or lawsuits arising from or relating to this Agreement.

7.3 Entire Agreement. This Agreement, and Exhibit A set forth the entire agreement and understanding between the Company and Executive relating to the subject matter herein and supersedes any and all prior written or oral agreements, representations, writings or discussions between the parties. No modifications of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Executive and the Chairman of the Board of Directors of the Company. Any subsequent change or changes in Employee's duties, salary or compensation will not affect the validity or scope of this Agreement.

7.4 Attorneys Fees: In the event of any controversy, claim, or dispute between Executive and Company arising out of or relating to this Agreement, the prevailing party shall be entitled to recover as costs from the non-prevailing party reasonable expenses, including, but not by way of limitation, attorneys' fees and costs incurred.

7.5 Severability and Waiver: If one or more of the provisions of this Agreement are deemed void or unenforceable by law, then the remaining provisions will continue in full force and effect. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

7.6 Successors and Assigns:

7.6.1 Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement by operation of law.

7.6.2 Employee's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement will be binding upon the heirs, executors, administrators and other legal representatives of Executive and will be for the benefit of the Company, its successors, and its assigns.

7.7 Headings and Captions : The captions headings in this Agreement are inserted for the convenience of reference only and shall not be a part of or control or affect the meaning of any provision.

7.8 Equal Drafters Clause: Each party to this Agreement has participated in the negotiation of the terms of this Agreement. Therefore, any construction to be made as to this Agreement shall not be for or against either party on the basis that either party was the "drafter" or "preparer."

7.9 All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other parity at the address shown above, or at such other address or addresses as either party shall designate to the other .

7.10 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

THIS SPACE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year set forth above.

Logistical Support, LLC

By: [signature]

Name: BRUCE LITTELL

Title: MANAGING MEMBER

EXECUTIVE:

[signature]

Bruce Littell

Attest

Lucy Aikman

Date

December 19, 2005

EXHIBIT A
LOGISTICAL SUPPORT, LLC

SEPARATION OF EMPLOYMENT CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, reports, materials, equipment, any and all other documents or property, or reproductions of any aforementioned items belonging to LOGISTICAL SUPPORT, LLC its subsidiaries, affiliates, successors or assigns (hereinafter together, the "Company") in whatever manner maintained.

I further agree that in compliance with the Employment Agreement I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its officers, directors, agents or employees.

Date: ______________, 200__

____
BRUCE LITTELL